UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2008

URANIUM RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17171	75-2212772
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
405 State Highway 121 Bypass, Building A, Suite 110 Lewisville, TX	75067
(Address of principal executive offices)	Zip Code

(972) 219-3330
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02     Termination of a Material Definitive Agreement

On June 25, 2008 HRI-RAML Acquisition LLC, a Delaware limited liability company (the "Buyer") and an indirect wholly-owned subsidiary of Uranium Resources, Inc. (the "Company"), and  Billiton Investment 15 B.V., a Netherlands corporation (the "Seller") and owner of all the outstanding membership interests in Rio Algom Mining LLC, a Delaware limited liability company ("RAML") agreed to terminate the Membership Interest Purchase Agreement (the "Agreement") entered into on October 12, 2007 pursuant to which the Buyer was to acquire all of the outstanding membership interests in RAML (the "Transaction").    The Agreement was terminated because the Company, due to market conditions, was unable to secure the financing necessary to complete the Transaction.

Under the terms of the Agreement, Buyer was to pay Seller $110,000,000 cash at closing, subject to certain closing adjustments, and had agreed to create a trust to fund certain existing environmental remediation obligations, and an escrow to fund certain existing pension and other health care obligations of RAML. The total amount of the trust and escrow was not to exceed $35,000,000. Buyer's obligation to consummate the Transaction was subject to the condition that the Company raise capital sufficient to pay the purchase price, fund the remediation trust and escrow and provide adequate working capital for operations.  No termination penalties apply.

Item 8.01.     Other Events

On June 26, 2008, the Registrant issued a press release announcing the termination of agreement to purchase Rio Algom Mining LLC and providing a production update on the Registrant’s Rosita wellfield.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits

Exhibit 99.1 Press Release dated June 26, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

URANIUM RESOURCES, INC.

Date:	June 27, 2008	/s/ Thomas H. Ehrlich
Thomas H. Ehrlich
Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
Exhibit 99.1	Press Release dated June 26, 2008